Memory Pharmaceuticals Corp.
  100 Philips Parkway
  Montvale, New Jersey 07645
  Phone: (201) 802-7100
  Fax: (201) 802-7190
  www.memorypharma.com
February 19, 2008
Mr. Vaughn M. Kailian
[address]
Dear Vaughn:
     The following sets forth our agreement relating to your serving on an interim basis as the Interim President and Chief Executive Officer of Memory Pharmaceuticals Corp. (the “Company”).
     1. Position. Your position will be Interim President and Chief Executive Officer, reporting directly to the Company’s Board of Directors. We acknowledge that you will continue to have an employment arrangement with MPM and will perform services for MPM Asset Management LLC during the term of your employment with the Company.
     2. Starting Date/Nature of Relationship. Your employment will start on February 7, 2008 (the “Start Date”). No provision of this letter shall be construed to create an express or implied employment contract for a specific period of time. The Company may terminate the employment relationship at any time and for any reason, by written notice to you. You may terminate the employment relationship by giving at least two weeks’ prior written notice to the Company. In the event the Company terminates your employment prior to May 7, 2008, you will continue to receive an amount equal to your base salary, less applicable deductions, that you otherwise would have received for the period from the date of termination through such date.
     3. Compensation.
     (a) Your base salary will be at the semi-monthly rate of $17,083.33, less applicable deductions, (annualized at $409,999.92).
     (b) On February 11, 2008 (the “Grant Date”), you will receive stock options (the “Options”) to purchase 363,630 shares of the Company’s Common Stock, which will include an incentive stock option, to the extent permissible under applicable law, with a non-qualified stock option for the balance. The Options (i) will entitle you to purchase the Company’s Common Stock at the closing price per share of the Company’s Common Stock on the Nasdaq Global Market (“NASDAQ”) on the Grant Date, in accordance with the Company’s Amended and Restated 2004 Stock Incentive Plan (the “Plan”), and (ii) shall be immediately vested in full. The Options shall be evidenced by Stock Option Agreements in the standard form of agreement under the Plan, revised per the terms specified in this Section 4(b), which you agree to promptly execute and deliver to the Company. Pursuant to Section 8.1 of the Plan, you are authorized to assign the non-statutory Option to MPM Asset Management Investors BV4 LLC, provided that MPM Asset Management Investors BV4 LLC agrees with the Company in writing to be bound by the terms and conditions of such Option.
     4. Benefits. You will be entitled as an employee of the Company to receive such benefits as are generally provided its employees and executives and for which you are eligible in accordance with Company policy as in effect from time to time. The Company retains the right to change, add or cease any particular benefit relating to its employees and executives generally. At this time, the Company is offering a benefit program, consisting of medical, dental, life and short/long term disability insurance, as well as a 401(k) retirement plan and flexible spending plan. Notwithstanding the foregoing, you hereby

MEMORY PHARMACEUTICALS CORP.
V. Kailian
waive any right, and decline to participate in our life insurance, 401(k), disability, medical, dental benefit plans. Because this is an interim assignment, it is mutually agreed that you will not accrue any right to paid vacation during the first three months of your employment. In the event that your employment continues after three months, the Company and you will discuss whether it would be appropriate to allot a vacation accrual.
     (a) Commuting Expenses. During the period of your employment, the Company will, at its expense, pay or reimburse you: (i) for all out-of-pocket expenses in connection with weekly round trip flights from California to New York/New Jersey, apartment/hotel expenses and car rental expenses, (ii) in accordance with the Company’s policy for meals, and (iii) for any Tax Payment (as defined below) and any Gross-up Payment (as defined below), which may be billed directly to the Company or paid by you and submitted for reimbursement. All such payments will be subject to the Company’s receiving reasonably acceptable documentation evidencing the incurring of such cost, expense or fee. In the event that it should be determined that any payment shall be due by you for taxes of any kind or nature relating to amounts paid to you or on your behalf by the Company in connection with your commuting expenses as provided above (“Taxes”), the Company will deliver to you a payment equal to the amount of such Taxes (the “Tax Payment”) plus an additional payment in an amount equal to any additional taxes payable by you applicable to your receipt of the Tax Payment (the “Gross-Up Payment”). Reimbursement of commuting expenses pursuant to this paragraph shall be paid to you no later than 2-1/2 months after the year in which you incur the expenses, and any Tax Payment and Gross-Up Payment shall be paid to you no later then December 31 of the year after the year in which you pay the related taxes.
     5. Confidentiality. The Company considers the protection of its confidential information and proprietary materials to be very important. Therefore, as a condition of your employment, you will be required to execute and deliver to the Company upon execution of this Agreement a Confidentiality Agreement substantially in the form of Exhibit A to this letter (the “Confidentiality Agreement”).
     6. General.
     (a) This letter agreement, together with the Confidentiality Agreement and the Stock Option Agreement(s), when executed, will constitute our entire agreement as to your employment by the Company and will supersede any prior agreements or understandings, whether in writing or oral.
     (b) This letter agreement shall be subject to our receipt of satisfactory documentation of your freedom to operate in the CNS field. By signing this letter agreement, you represent and warrant to the Company that your execution of this letter and performance by you of the activities contemplated hereby on behalf of the Company will not conflict with, violate or constitute a breach of any agreement to which you are a party or by which you may be bound.
     (c) This letter agreement shall be governed by the law of the State of New Jersey. In the event of any legal proceedings relating to this letter agreement and/or the subject matter thereof, the parties consent to the exclusive jurisdiction of the courts located in the State of New Jersey. THE PARTIES HEREBY EXPRESSLY WAIVE THEIR RIGHT TO HAVE A JURY TRIAL.

MEMORY PHARMACEUTICALS CORP.
V. Kailian
     You may accept this offer of employment and the terms thereof by signing the enclosed additional copy of this letter agreement and the Confidentiality Agreement, which execution will evidence your agreement with the terms set forth herein and therein, and returning them to the Company.

Sincerely,

Memory Pharmaceuticals Corp.

By:	/s/ Jonathan Fleming

Name:	Jonathan Fleming
Chairman of the Board
ACCEPTED AND AGREED:
/s/ Vaughan M. Kailian
Vaughn M. Kailian
Date: February 19, 2008

EXHIBIT A
Memory Pharmaceuticals Corp.
  100 Philips Parkway
  Montvale, New Jersey 07645
  Phone: (201) 802-7100
  Fax: (201) 802-7190
  www.memorypharma.com
FORM OF CONFIDENTIALITY AGREEMENT
February 19, 2008
Mr. Vaughn M. Kailian
[address]
Dear Mr. Kailian:
     This letter is to confirm our understanding with respect to (i) your agreement to protect and preserve information and property which is confidential and proprietary to Memory Pharmaceuticals Corp. or its parent, subsidiaries or affiliates, if any, (the “Company”), and (ii) your agreement not to compete with the Company (the terms and conditions agreed to in this letter shall hereinafter be referred to as this “Agreement”). In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:
     1. Protected Information. You shall at all times, both during and after the termination of your employment with the Company, by either you or the Company, with or without cause, maintain in confidence and shall not, without the prior written consent of the Company, directly or indirectly use, except in the course of performance of your duties for the Company, directly or indirectly disclose or give to others any fact, information or document (whether printed, typed, handwritten, electronic or stored on computer disks, tapes, hard drives or any other tangible medium) which was disclosed to or developed by you during the course of performing services for, and/or receiving training from, the Company, and is not generally available to the public, including but not limited to, information, facts and documents concerning business plans, research and development, customers, suppliers, licensors, licensees, partners, investors, affiliates or others, training methods and materials, financial information, sales prospects, client lists, methodologies, formulae, designs, schematics, charts, Inventions (as defined in Section 2), or any other scientific, technical, trade or business secret or confidential or proprietary information (“Confidential Information”) of the Company or of any third party provided to you during the course of your training and/or employment. Confidential Information shall not include information which (a) is or becomes generally known within the Company’s industry through no fault of yours; (b) was known to you at the time it was disclosed; or (c) is lawfully and in good faith made available to you while you are not an employee of the Company by a third party who did not derive it from the Company and who imposes no obligation of confidence on you.
     In the event you are questioned by anyone not employed by the Company or by an employee of or a consultant to the Company not authorized to receive such information, in regard to any Confidential Information or any other secret or confidential work of the Company, or concerning any fact or circumstance relating thereto, or in the event that you become aware of the unauthorized use of Confidential Information by any party, whether competitive with the Company or not, you will promptly notify the President and Chief Executive Officer and Vice President – Legal Affairs of the Company.

MEMORY PHARMACEUTICALS CORP.
V. Kailian
     2. Ownership of Ideas, Copyrights and Patents.
          (a) Property of the Company. You agree that all ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, Inventions, designs, developments, apparatus, techniques, algorithms, software, mask works, methods, and formulae that are made, conceived, devised, invented, created, developed, written, or otherwise reduced to practice or tangible medium by you, under your direction, or jointly with others during any period that you are employed or engaged by the Company (the “Term”) (i) that arose out of, or was incidental to, your employment by the Company or (ii) using any Confidential Information or Inventions of the Company (all of the foregoing being hereinafter referred to as the “Inventions”), whether patentable, copyrightable, protectable as mask works or not, shall be the sole and exclusive property of the Company, that you shall promptly disclose any such Inventions to the Company both during and after the Term, and that you shall not publish any such Inventions without the prior written consent of the Company. You hereby assign to the Company all of your rights, title and interests in and to all of the foregoing. You further represent and agree that to the best of your knowledge and belief, none of the Inventions will violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation, and that you will use your best efforts to prevent any such violation. You also agree that you will neither disclose to the Company or any of its employees nor use for their benefit any other person’s or company’s trade secret or proprietary information, or information which you have agreed not to disclose or use.
          (b) Cooperation. At any time during or after the Term, you agree that you will fully cooperate with the Company, its attorneys and agents in the preparation and filing of all papers and other documents as may be required to perfect and protect the Company’s rights in and to any of such Inventions, including, but not limited to, joining in any proceeding to obtain and enforce letters patent, copyrights, mask work registrations, trademarks or other legal rights of the United States and of any and all other countries on such Inventions, provided that the Company will bear the expense of such proceedings, and that any patent, copyright, mask work registration, trademark or other legal right so issued to you, personally, shall be assigned by you to the Company without charge by you.
     3. Survival of Acknowledgments and Agreements. Your acknowledgments and agreements set forth in Sections 1 and 2 shall survive the expiration or termination of this Agreement and the termination of your employment with the Company for any reason.
     4. Disclosure to Future Employers. You agree that you will provide, and that the Company may similarly provide in its discretion, a copy of the covenants contained in Sections 1 and 2 of this Agreement to any business or enterprise which you may directly, or indirectly, own, manage, operate, finance, join, control or in which you participate in the ownership, management, operation, financing, or control, or with which you may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.
     5. Records. Upon termination of your relationship with the Company, you shall deliver immediately to the Company any property of the Company which may be in your possession including products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same, including, without limitation, any of the foregoing recorded on any computer or any machine readable medium.
     6. No Conflicting Agreements. You have set forth on Exhibit 1 hereto all computer software and/or Inventions made or conceived by you prior to the date of this Agreement which you own an interest in and wish to exclude from this Agreement and have listed on Exhibit 1 any employment or other agreements currently in effect under which you are obligated to provide services to any third parties. You hereby represent and warrant that, except as set forth on Exhibit 1, you have no commitments or obligations that conflict with the terms of this Agreement.

MEMORY PHARMACEUTICALS CORP.
V. Kailian
     7. General.
          (a) Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telecopy or facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

If to the Company:	Memory Pharmaceuticals Corp.
100 Philips Parkway
Montvale, New Jersey 07645
Attention: President and Chief Executive Officer

With a copy to:	Sills Cummis Epstein & Gross, P.C.
One Riverfront Plaza
Newark, New Jersey 07102
Attention: Ira A. Rosenberg, Esq.

If to Employee:
Vaughn M. Kailian
[address]
All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.
          (b) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.
          (c) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.
          (d) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.
          (e) Assignment. The Company may assign its rights and obligations hereunder to any person or entity who succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which you are principally involved. Your rights and obligations under this Agreement may not be assigned by you without the prior written consent of the Company.

MEMORY PHARMACEUTICALS CORP.
V. Kailian
          (f) Benefit. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.
          (g) Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of New Jersey, without giving effect to the conflict of law principles thereof.
          (h) Jurisdiction and Service of Process. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of New Jersey or of the United States District Court for the District of New Jersey. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its address set forth in Section 8(a) hereof.
          (i) Severability. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law; and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the Company and you agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases (“blue-pencilling”), and in its reduced or blue-pencilled form such provision shall then be enforceable and shall be enforced.
          (j) Interpretation. The parties hereto acknowledge and agree that the terms and provisions of this Agreement, shall be construed fairly as to all parties hereto and not in favor of or against a party, regardless of which party was generally responsible for the preparation of this Agreement.
          (k) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect the meaning or construction of any of the terms or provisions hereof.
          (l) Injunctive Relief. You hereby expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in Sections 1 or 2 of this Agreement will result in substantial, continuing and irreparable injury to the Company. Therefore, you hereby agree that, in addition to any other remedy that may be available to the Company, the Company shall be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction, without posting a bond, in the event of any breach or threatened breach of the terms of Sections 1 or 2 of this Agreement.
          (m) No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under

MEMORY PHARMACEUTICALS CORP.
V. Kailian
this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.
          (n) Expenses. Should any party breach this Agreement, in addition to all other remedies available at law or in equity, such breaching party shall pay all of any other party’s costs and expenses resulting therefrom and/or incurred in enforcing this Agreement, including legal fees and expenses.
     8. Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

Very truly yours,

MEMORY PHARMACEUTICALS CORP.

By:

Name:	Jonathan Fleming
Title:	Chairman of the Board
Accepted and Approved:

Vaughn M. Kailian

EXHIBIT 1
PRIOR INVENTIONS AND/OR OTHER AGREEMENTS
[list any prior inventions to be expressly excluded]